Exhibit 3.1

AMENDMENT NO. 4

TO THE

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SHEPHERD’S FINANCE, LLC

In accordance with Section 14.09 of the Second Amended and Restated Limited Liability Company Agreement, effective as of March 16, 2017, as amended (the “Operating Agreement”), of Shepherd’s Finance, LLC, a Delaware limited liability company (the “Company”), the Operating Agreement is hereby amended by this Amendment No. 4 (this “Fourth Amendment”). Capitalized Terms used and not otherwise defined in this Fourth Amendment shall have the meaning set forth in the Operating Agreement.

The parties to this Fourth Amendment hereto agree as follows:

1. Amendment to Section (1) of Exhibit B. Section (1) of Exhibit B of the Operating Agreement is hereby replaced in its entirety with the following:

(1) Number. The maximum number of authorized Preferred Units shall be 20,000, of which 8,000 are to be issued only pursuant to the Preferred Unit Reinvestment Program (as defined herein). Upon the effectiveness of this Fourth Amendment (the “Effective Time”), each Preferred Units issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof be reclassified such that each one Preferred Unit shall be reclassified into one hundred (100) Preferred Units (the “Unit Split”).

2. Amendment to Section (4)(a) of Exhibit B. Section (4)(a) of Exhibit B of the Operating Agreement is hereby replaced in its entirety with the following:

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a “liquidation”), the holders of the Preferred Units will be entitled to be paid out of the assets of the Company legally available for distribution to its unitholders liquidating distributions, in cash, in the amount of $1,000 per unit multiplied by the number of outstanding Preferred Units (the “Liquidation Amount”), plus an amount equal to any accumulated and unpaid Current Distributions to the date of such liquidation, before any distribution or payment is made to holders of Common Units or any other equity securities of the Company ranking junior to the Preferred Units as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Company.

3. Amendment to Section (5)(a) of Exhibit B. Section (5)(a) of Exhibit B of the Operating Agreement is hereby replaced in its entirety with the following:

(a) The Company may redeem the Preferred Units, in whole or in part at the option of the Company at any time or from time to time and at the sole discretion of the Company’s board of managers, at a redemption price per unit in cash in an amount equal to (the “Redemption Price”) the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption; provided, however, that if there is a Change of Control of the Company within 9 months after the date that the Company redeems the Preferred Units pursuant to this Section, then the Company shall also pay to the prior holder of such Preferred Units an additional amount as follows:

If after deducting from the realized sale price of the Change of Control after closing costs and sale costs, the Company’s book value for each equity investor (including holders of common equity) and any payouts to executive employees (not including holders of common equity and their relatives) based on the Change of Control, there is a positive number, then each $1,000 initial investment in the Preferred Units will be entitled to the smaller of:

(i) (x) 0.002% of such positive number multiplied by (y) the book value that the Preferred Units would have had immediately prior to the Change of Control if they had not been earlier redeemed by the Company divided by what the dividends would have been immediately prior to the Change of Control had dividends compounded on the original amount invested in the Preferred Units and such Preferred Units had not been earlier redeemed; or

(ii) 50% of the book value that the Preferred Units would have had immediately prior to the Change of Control if they had not been earlier redeemed by the Company.

4. Amendment to Section (6) of Exhibit B. Section (6) to Exhibit B of the Operating Agreement is hereby replaced in its entirety with the following:

(6) Conversion of Preferred Units into Common Units by the Holders of Preferred Units.

(a) The holders of Preferred Units may require the Company to convert their Preferred Units into Common Units, in whole or in part at the option of the holders of the Preferred Units, on a 1 for 1 basis, on the conversion starting date (the “Conversion Starting Date”), which is at the earlier to occur of:

(i) six years after the Initial Date of Issuance of such Preferred Units; or

(ii) when, as measured on March 31 of each year following the Initial Date of Issuance of such Preferred Units (the “March 31 Measurement Date”), the Company made distributions to its common equity holders from April 1 of the year prior to the March 31 Measurement Date until the March 31 Measurement Date that exceeded the Company’s net earnings attributable to common equity holders per GAAP during the calendar year immediately prior to the calendar year of the March 31 Measurement Date.

(b) Notice of a conversion pursuant to Section 6(a) will be mailed by the holders of the Preferred Units requesting the conversion, postage prepaid, on after the Conversion Starting Date, addressed to the Company (the “Conversion Request Date”). Each notice shall state: (i) the conversion date (the “Conversion Date”); (ii) the number of Preferred Units to be converted into Common Units; (iv) that Current Distributions on the Preferred Units to be converted into Common Units will cease to accumulate on such Conversion Date.

(c) The Company shall issue the Common Units to the holders of the Preferred Units requiring the conversion on the Conversion Date, which shall be 12 months following the Conversion Request Date.

(d) On or after the Conversion Date, each holder of Preferred Units requiring the conversion must present and surrender any certificates, if any, representing the Preferred Units to the Company’s principal place of business and thereupon the Common Units to be issued upon the conversion of such Preferred Units will be issued to the Person whose name appears on such certificates in accordance with Section 6(c), if any, as the owner thereof and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be converted, and if a certificate has been issued representing the Preferred Units, a new certificate will be issued representing the unconverted Preferred Units.

(e) From and after the Conversion Date, all Current Distributions on the Preferred Units subject to such conversion will cease to accumulate and all rights of the holders thereof, except (i) the right to receive all accumulated and unpaid Current Distributions to the Conversion Date and (ii) the right to receive any accumulated Deferred Distributions, will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Company) on the Company’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever other than with respect to the accumulation of Deferred Distributions on such Preferred Units.

(f) Any Preferred Units that have been converted into the Common Units or redeemed by the Company shall, after such conversion, have the status of authorized but unissued Units, without designation as to series, until such units are once more designated as part of a particular series.

(g) The Preferred Units will not have a stated maturity date and will not be subject to any sinking fund.

5. Amendment to Section (7)(a) of Exhibit B. Section (7)(a) of Exhibit B of the Operating Agreement is hereby replaced in its entirety with the following:

(a) Upon a Change of Control, the Company must redeem the Preferred Units upon the closing date of such Change of Control. The price for such redemption shall be the Redemption Price plus an amount as follows (the “Change of Control Redemption Price”):

If after deducting from the realized sale price of the Change of Control after closing costs and sale costs, the Company’s book value for each equity investor (including holders of common equity) and any payouts to executive employees (not including holders of common equity and their relatives) based on the Change of Control, there is a positive number, then each $1,000 initial investment in the Preferred Units will be entitled to the smaller of:

(i) (x) 0.002% of such positive number multiplied by (y) the current book value of the Preferred Units immediately prior to their redemption divided by what the dividends would have been immediately prior to the redemption had dividends compounded on the original amount invested in the Preferred Units; or

(ii) 50% of the book value of the Preferred Units immediately prior to the redemption.

6. Continuation of Operating Agreement. The Operating Agreement and this Fourth Amendment shall be read together and shall have the same force and effect as if the provisions of the Operating Agreement and this Fourth Amendment were contained in one document. Any provision(s) of the Operating Agreement not amended by this Fourth Amendment shall remain in force and effect as provided in the Operating Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Fourth Amendment and the Operating Agreement, the provisions of this Fourth Amendment shall control. This Fourth Amendment shall be binding upon, and inure to the benefit of, the Members hereto, their respective heirs, legal representatives and assigns.

7. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Fourth Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would case the application of laws of any jurisdiction other than those of the State of Delaware.

8. Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument. A signed copy of this Fourth Amendment delivered by facsimile, e-mail, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Fourth Amendment. The signature pages to this Fourth Amendment shall be deemed and may be used as counterpart signature pages to the Operating Agreement.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties to this Fourth Amendment have executed this Fourth Amendment effective as of March 31, 2024.

THE COMPANY:

Shepherd’s Finance, LLC

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach
Title:	Chief Executive Officer

THE MEMBERS (COMMON)

Daniel M. Wallach and Joyce S. Wallach

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach

By:	/s/ Joyce S. Wallach
Name:	Joyce S. Wallach

2007 Daniel M. Wallach Legacy Trust

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach
Title:	Trustee

/s/ Eric A. Rauscher
Eric A. Rauscher

/s/ William Myrick
William Myrick

/s/ Kenneth R. Summers
Kenneth R. Summers

/s/ Barbara L. Harshman
Barbara L. Harshman

/s/ Gregory Sheldon
Gregory Sheldon

/s/ Catherine Loftin
Catherine Loftin

/s/ Mark Reynolds
Mark Reynolds

THE MEMBERS (PREFERRED)

Daniel M. Wallach and Joyce S. Wallach

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach

By:	/s/ Joyce S. Wallach
Name:	Joyce S. Wallach

Gregory L. and Madeline M. Sheldon

By:	/s/ Gregory L. Sheldon
Name:	Gregory L. Sheldon

By:	/s/ Madeline M. Sheldon
Name:	Madeline M. Sheldon

/s/ Jeffrey L. Eppinger
Jeffrey L. Eppinger

Bruce Eppinger and Jean Siegel

By:	/s/ Bruce Eppinger
Name:	Bruce Eppinger

By:	/s/ Jean Siegel
Name:	Jean Siegel

Schultz Family Revocable Living Trust

By:	/s/ Michael J. Schultz
Name:	Michael J. Schultz
Title:	Trustee

Fernando Ascencio and Lorraine Carol Ascencio

By:	/s/ Fernando Ascencio
Name:	Fernando Ascencio

By:	/s/ Lorraine Carol Ascencio
Name:	Lorraine Carol Ascencio

/s/ Alfred Z. Spector
Alfred Z. Spector

Mark and TrisAnn Garboski

By:	/s/ Mark Garboski
Name:	Mark Garboski

By:	/s/ TrisAnn Garboski
Name:	TrisAnn Garboski